EXHIBIT 99.1

GLASS & ASSOCIATES, INC.
FINANCIAL STATEMENTS

INDEX

Report of Independent Auditors

To the Board of Directors and Stockholders of Glass & Associates, Inc.:

In our opinion, the accompanying balance sheet and the related statement of income, of stockholders’ equity, and of cash flows present fairly, in all material respects, the financial position of Glass & Associates, Inc. at December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
March 28, 2007

GLASS & ASSOCIATES, INC.
BALANCE SHEET
(In thousands)

December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$2,533
Receivables from clients, net	543
Unbilled services	498
Other current assets	243
Total current assets	3,817
Fixed assets, net	215
Deposits	23
Goodwill	4,721
Total assets	$8,776

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$561
Accrued expenses	155
Accrued payroll and related benefits	1,746
Client deposits	651
Bank borrowings	1,000
Current portion of notes payable	2,637
Total current liabilities	6,750
Non-current liabilities:
Notes payable, net of current portion	618
Deferred lease incentives	51
Total non-current liabilities	669
Contingencies	—
Stockholders’ equity:
Common stock; $0.01 par value; 10,000 shares authorized; 1,250 shares issued; 736 shares outstanding	—
Treasury stock	(3,753)
Additional paid-in capital	1,584
Notes receivable for issuance of common stock	(302)
Retained earnings	3,828
Stockholders’ equity	1,357
Total liabilities and stockholders’ equity	$8,776

The accompanying notes are an integral part of the financial statements.

GLASS & ASSOCIATES, INC.
STATEMENT OF INCOME
(In thousands)

Year Ended December 31, 2006
Revenues and reimbursable expenses:
Revenues	$24,331
Reimbursable expenses	2,067
Total revenues and reimbursable expenses	26,398
Direct costs and reimbursable expenses (exclusive of depreciation and amortization shown in operating expenses):
Direct costs	19,584
Reimbursable expenses	2,067
Total direct costs and reimbursable expenses	21,651
Operating expenses:
Selling, general and administrative	4,444
Depreciation and amortization	86
Total operating expenses	4,530

Operating income	217
Interest expense, net	(131)
Net income	$86

The accompanying notes are an integral part of the financial statements.

GLASS & ASSOCIATES, INC
STATEMENT OF STOCKHOLDERS’ EQUITY
(In thousands)

	Common Stock	Treasury Stock	Additional Paid-In Capital	Notes Receivable for Issuance of Common Stock	Retained Earnings	Stockholders’ Equity
Balance at December 31, 2005	$—	$(3,967)	$1,550	$(145)	$3,990	$1,428
Net income					86	86
Issuance of common stock in exchange for notes receivable		214	34	(248)		—
Repayments on notes receivable				91		91
Dividends paid					(248)	(248)
Balance at December 31, 2006	$—	$(3,753)	$1,584	$(302)	$3,828	$1,357

The accompanying notes are an integral part of the financial statements.

GLASS & ASSOCIATES, INC.
STATEMENT OF CASH FLOWS
(In thousands)

Year Ended December 31, 2006
Net income	$86
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86
Allowances for doubtful accounts	50
Changes in operating assets and liabilities:
Decrease in receivables from clients	1,094
Increase in unbilled services	(328)
Increase in other current assets	(13)
Increase in deposits	(5)
Increase in accounts payable and accrued expenses	448
Increase in accrued payroll and related benefits	1,293
Decrease in client retainers	(481)
Decrease in deferred lease incentives	(13)
Net cash provided by operating activities	2,217
Cash flows from investing activities:
Purchases of fixed assets	(200)
Net cash used in investing activities	(200)
Cash flows from financing activities:
Borrowings under line of credit	1,000
Repayments on line of credit	(264)
Repayments on notes payable	(1,147)
Dividends paid	(248)
Repayments on notes receivable exchanged for issuances of common stock	91
Shares repurchased	(63)
Net cash used in financing activities	(631)
Net increase in cash and cash equivalents	1,386
Cash and cash equivalents:
Beginning of the period	1,147
End of the period	$2,533

Non-cash financing activity:
Issuance of common stock in exchange for notes receivable	$248
Issuance of notes payable in exchange for shares repurchased	$254

The accompanying notes are an integral part of the financial statements.

GLASS & ASSOCIATES, INC.
NOTES TO FINANCIAL STATEMENTS

1.    Description of Business

Glass & Associates, Inc. (the “Company”), a Delaware S Corporation formed in 1995, is a turnaround and restructuring consulting firm that provides advice and leadership to troubled businesses in the United States and Europe.

2.    Summary of Significant Accounting Policies

Basis of Presentation
The accompanying financial statements reflect the results of operations and cash flows for the year ended December 31, 2006.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts that are reported in the financial statements and accompanying disclosures. Actual results may differ from these estimates.

Revenue Recognition
The Company recognizes revenues in accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements,” as amended by SAB No. 104, “Revenue Recognition” when persuasive evidence of an arrangement exists, the related services are provided, the price is fixed or determinable and collectibility is reasonably assured. These services are primarily rendered under arrangements that require the client to pay on a time-and-expense basis. Fees are based on the hours incurred at agreed-upon rates and recognized as services are provided. Revenues related to fixed-fee engagements are recognized based on estimates of work completed versus the total services to be provided under the engagement. Losses, if any, on fixed-fee engagements are recognized in the period in which the loss first becomes probable and reasonably estimable. The Company also earns revenues on a performance-based fee basis and recognizes such revenues when all performance criteria are met. Direct costs incurred on engagements are expensed in the period incurred.

Expense reimbursements that are billable to clients are included in total revenues and reimbursable expenses. Reimbursable expenses are recognized as revenue in the period in which the expense is incurred.

Differences between the timing of billings and the recognition of revenue are recognized as unbilled services. Revenues recognized for services performed but not yet billed to clients have been recorded as unbilled services in the accompanying balance sheet.

Direct Costs and Reimbursable Expenses
Direct costs (exclusive of depreciation and amortization) and reimbursable expenses consists primarily of billable employee compensation and their related benefit costs, the cost of outside consultants and subcontractors assigned to revenue generating activities and direct expenses and administrative costs to be reimbursed by clients.

GLASS & ASSOCIATES, INC.
NOTES TO FINANCIAL STATEMENTS
Allowances for Doubtful Accounts and Unbilled Services
The Company maintains allowances for doubtful accounts and for services performed but not yet billed for estimated losses. Receivables from clients and unbilled services are valued at management’s estimate of the amount that will ultimately be collected. The allowance for doubtful accounts and unbilled services is based on specific identification of uncollectible accounts and the Company’s historical collection experience. The allowance for doubtful accounts at December 31, 2006 totaled $0.5 million. The Company deemed that an allowance for unbilled services was not necessary at December 31, 2006.

Customer Concentration
To the extent receivables from clients become delinquent, collection activities commence. At December 31, 2006, no single client balance is considered large enough to pose a significant credit risk. During 2006, the Company had one client that generated $3.0 million, or 12.4%, of the Company’s revenues.

Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Fixed Assets
Fixed assets are stated at cost, less accumulated depreciation and amortization totaling $0.5 million at December 31, 2006. Fixed assets consist of computers, furniture and fixtures, and leasehold improvements. Computers and furniture and fixtures are depreciated on a straight-line basis over two to five years. Leasehold improvements are amortized over the lesser of the estimated useful life of the assets or the initial term of the lease.

Goodwill
Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. Under the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill is required to be tested for impairment on an annual basis and between annual tests whenever indications of impairment exist. Impairment exists when the carrying amount of goodwill exceeds its implied fair value, resulting in an impairment charge for this excess. Management performed its annual goodwill impairment assessment as of December 31, 2006 and determined that no impairment of goodwill existed as of that date.

Income Taxes
The Company is organized as an S Corporation and as such, its taxable income is included with that of its members for purposes of determining federal, state and local income taxes. Therefore, no income tax expense has been recorded in the accompanying financial statements.

Fair Value of Financial Instruments
Cash and cash equivalents are stated at cost, which approximates fair market value. The carrying values for receivables from clients, unbilled services, accounts payable and other accrued liabilities reasonably approximate fair market value due to the nature of the financial instrument and the short-term maturity of these items.

GLASS & ASSOCIATES, INC.
NOTES TO FINANCIAL STATEMENTS

Segment Reporting
The Company operates under one segment that provides turnaround and restructuring consulting services to its clients.  Accordingly, segment information is not applicable.

3.    Notes Payable

At December 31, 2006, the Company had notes payable with certain stockholders consisting of the following (in thousands):

Description	Maturity	Aggregate Outstanding Principal	Due in 2007	Due in 2008	Due in 2009	Due in 2010
6% Promissory Notes	June 2007	$2,146	$2,146	$—	$—	$—
6% Promissory Notes	January 2008	428	214	214	—	—
6% Promissory Notes	May 2008	428	214	214	—	—
6% Promissory Notes	January 2010	253	63	63	63	64
Total		$3,255	$2,637	$491	$63	$64

4.    Borrowings

The Company has a revolving line of credit facility with JPMorgan Chase Bank under which it may borrow up to $1 million. Interest on outstanding borrowings accrues at the prime rate. The line of credit is secured by substantially all of the Company’s assets. At December 31, 2006, the Company had borrowings against the line of credit in the amount of $1 million, which bore a current interest rate of 8.25%.

5.    Lease Commitments and Guarantees

The Company leases office space and equipment from various parties under non-cancelable operating lease agreements. All leases are classified as operating and generally require the Company to pay fixed monthly payments. Total rent expense for the year ended December 31, 2006 approximated $0.5 million. Future minimum lease payments under these leases, including scheduled rent increases and net of rental income from subleases are as follows (in thousands):

Year	Amount
2007	$460
2008	253
2009	111
2010	102
2011	53
Thereafter	45
Total	$1,024

At December 31, 2006, the Company had outstanding a letter of credit in the amount of approximately $0.1 million, which serves as security for its office lease in New York.

GLASS & ASSOCIATES, INC.
NOTES TO FINANCIAL STATEMENTS

6.    Related Parties

During 2006 the Company entered into various related party transactions with TECT Corporation, an aerospace company owned by a member of the Company’s Board of Directors who is also a stockholder in the Company.  The Company provided consulting services to TECT at favorable pricing and terms. Revenues from TECT during the year ended December 31, 2006 totaled approximately $0.6 million. Of this amount, $7,000 was included in accounts receivable at December 31, 2006.

7.    Divestiture-related Charges

In connection with the selling of the Company to Huron Consulting Group Inc. (see note 9), the Company recorded related employee bonus of approximately $2.8 million and legal fees of approximately $0.5 million during the year ended December 31, 2006.

8.    Contingencies

From time to time, the Company is involved in various legal and other matters arising out of the ordinary course of business. Although the outcome of these matters cannot presently be determined, in the opinion of management, disposition of these matters will not have a material adverse effect on the financial position or results of operations of the Company.

9.    Subsequent Event

On January 9, 2007, Huron Consulting Group Inc. (“Huron”) acquired the Company for $30.0 million in cash paid at closing, subject to a working capital adjustment. Additional purchase consideration may be payable by Huron if specific performance targets are met over the next four years. Also, additional payments may be made based on the amount of revenues Huron receives from referrals made by certain continuing employees of Glass over the next four years. The Company used a portion of the proceeds from the sale to repay in full the amounts outstanding under its notes payable and line of credit (see notes 3 and 4 above). In connection with the acquisition, the Company will be liable for severance payments to certain employees totaling approximately $0.5 million.